AEROFLEX INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF PRO FORMA INCOME FROM CONTINUING OPERATIONS
                                  PER COMMON SHARE (UNAUDITED)

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                                                     Year Ended                  Six Months Ended
                                                    June 30, 1995                December 31, 1995
                                                    -------------                -----------------
                                             Historical     Pro Forma      Historical     Pro Forma
                                             ----------     ---------      ----------     ---------

COMPUTATION OF FULLY DILUTED INCOME
 FROM CONTINUING OPERATIONS:
  Income from continuing operations for
    primary earnings per common share      $  6,587,000   $  6,729,000    $  1,605,000   $    642,000

  Add:  7-1/2% debenture interest and
    amortization expense, net of
    income taxes                                757,000        757,000         304,000      (Note 1)
                                           ------------   ------------    ------------
  Adjusted income from continuing operations
    for fully diluted earnings per
    common share                           $  7,344,000   $  7,486,000    $  1,909,000
                                           ============   ============    ============


COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
 SHARES OUTSTANDING:
  Weighted average shares outstanding        11,733,000     12,133,000      11,845,000     12,245,000
    Add:  Effect of options and warrants
      outstanding                               619,000        619,000         826,000       (Note 1)
                                           ------------   ------------    ------------
  Weighted average shares and common share
    equivalents used for computation of
    primary earnings per common share        12,352,000     12,752,000      12,671,000
    Add:  Effect of additional options and
      warrants outstanding for fully diluted
      computation                               119,000        119,000          11,000
    Add:  Shares assumed to be issued upon
      conversion of 7-1/2% debentures         1,778,000      1,778,000       1,777,000
                                           ------------   ------------    ------------
  Weighted average shares and common share
    equivalents used for computation of fully
    diluted earnings per common share        14,249,000     14,649,000      14,459,000
                                           ============   ============    ============

INCOME FROM CONTINUING OPERATIONS PER
 COMMON SHARE AND COMMON SHARE EQUIVALENT:
 Primary                                        $ .53          $ .53           $ .13          $ .05
                                                ======         ======          ======         =====
 Fully Diluted                                  $ .52          $ .51           $ .13          (Note 1)
                                                ======         ======          ======

     Note 1 - For fully diluted  purposes,  the effect of all options,  warrants and convertible  debentures are anti-dilutive for the pro forma six months ended December 31, 1995.

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